Exhibit 99.1

Advanced Emissions Solutions Signs Contract for Construction of Granular Activated Carbon Expansion at Red River Plant with Wieland
Construction team has been mobilized and completion of the 25 million pound expansion is anticipated in Q4 2024
GREENWOOD VILLAGE, Colo., January 24, 2024 (GlobeNewswire) - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES"), an environmental technology company producing activated carbon and other unique carbon solutions for use in water, air and soil purification, and sustainable materials, today announced that it has executed the contract with Wieland Davco Corporation (“Wieland”) for the construction of its strategic Granular Activated Carbon (“GAC”) facility at its Red River plant in Coushatta, LA (“Red River”).
Mobilization of construction operations has already commenced and the mechanical completion of the project is anticipated by Q4 2024, as forecasted. The contract is being executed by Wieland on a “Cost-Plus” basis. The Company estimates that total construction and equipment costs at Red River will be in the range of $45-50 million, representing an increase of approximately 20% on previous guidance. This increase is the result of construction and equipment costs being higher than original estimates, due to inflationary and timing-related issues. The Company is confident that this increase is covered by a combination of its existing capital on its balance sheet, anticipated cashflow in 2024 and reductions in other costs.
Separately, the Company is pleased to announce that all major construction work at its Corbin facility in Kentucky, which will provide the recycled bituminous coal waste feedstock for Red River, remains on track to be completed on time and within budget. Corbin commissioning activities will begin in March 2024.
“This expansion is a transformational project towards becoming a material producer of GAC and is well underway. We look forward to selling our first product in 2024,” said Robert Rasmus, CEO of ADES. “As we observe a materially undersupplied GAC market in North America, I am optimistic that we will deliver valuable sales contracts against the 25 million pound expansion in the coming months and well in advance of Q4 2024. We will update the market accordingly.”
“Since joining ADES in September 2023, I have been impressed by the determination of our operational team to drive this project forward,” added Deke Williamson, COO of ADES. “With Corbin basically complete, today marks the start of a very busy year for ADES at Red River and I am pleased that we will be joined in this endeavour by our partners at Wieland. Together with the broader team, I am looking forward to delivering this project safely, on time and on budget.”
Ryan Roberts, Vice President/Regional Director of Wieland, added: “We have a long pedigree of successful construction in Louisiana and we are delighted to have been successfully chosen to build this project at Red River. We are dedicated to excellence in construction for our customers and we look forward to delivering on this with ADES.”

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology. We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

FluxSorb, LLC, formed in 2022, is an emerging technology company that introduces highly engineered activated carbons with a focus on the emerging remediation markets. Our vision is to partner with our customers to collaborate, develop and deploy best in class activated carbon solutions to meet even the most extreme challenges.

Arq is an environmental technology business founded in 2015 that has developed a novel process for producing specialty carbon products from coal mining waste. Arq has the technology and large-scale manufacturing facilities to produce a micro-fine hydrocarbon powder, Arq powder™, that can be used as a feedstock to produce activated carbon and as an additive for other products.

Caution on Forward-Looking Statements

Statements in this press release regarding the Company that are not historical facts, including statements concerning the Company’s business relationship with Wieland, the estimated costs and timing associated with construction, equipment costs for potential capital improvements at our facilities, sources of financing for the proposed construction and potential production outputs thereafter, are forward-looking statements within the meaning of applicable securities laws and regulations that involve risks and uncertainties and are not guarantees of future performance. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the costs of raw materials and supplies, costs of labor, changes in scope of work or other unexpected modifications of construction, inflationary pressures, the Company’s ability to achieve expected cash flows and cost reductions as well as other factors relating to the Company’s business, as described in our filings with the SEC, with particular emphasis on the "Risk Factors" in the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on the forward-looking statements, which speak only as of the date made. The Company undertakes no duty to update any forward-looking statement that it may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Ryan Coleman or Chris Hodges
312-445-2870
ADES@alpha-ir.com